UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

INTERACTIVE DATA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-31555	13-3668779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SIGNATURE

Item 5.02(e).	Compensatory Arrangements of Certain Officers.

Approval of 2010 Executive Bonus Plan

At its meeting held on February 25, 2010 the Compensation Subcommittee of the Board of Directors (the “Subcommittee”) of Interactive Data Corporation (the “Company”) adopted the 2010 Executive Bonus Plan (the “2010 Bonus Plan”), which is adopted under the Interactive Data Corporation Executive Incentive Plan (the “EIP”), as last approved by shareholders in 2008. The Subcommittee also designated the executives that would participate in the 2010 Executive Bonus Plan and approved the bonus potential guidelines under the 2010 Bonus Plan for each of the participants.

Under the 2010 Bonus Plan, the Subcommittee maintained the same maximum annual cash incentive opportunity as was provided under the 2009 Executive Bonus Plan (the “2009 Bonus Plan”) equal to the lesser of (i) $3,000,000 for each of the executive officers participating in the 2010 Bonus Plan (the maximum under the EIP) or (ii) 1.25% of the Company’s 2010 adjusted operating income for the President and Chief Executive Officer (the “CEO”) and 0.625% of the Company’s 2010 adjusted operating income for each of the other executive officers of the Company participating in the 2010 Bonus Plan (the “Adjusted Operating Income Formula”). Adjustments to operating income will be made to exclude the impact of foreign transactional foreign exchange gain or loss and of any acquisitions or dispositions completed after January 31, 2010.

The Subcommittee will determine the actual cash bonuses, if any, paid to the Company’s executives participating in the 2010 Bonus Plan. The amount of any potential cash bonus will be calculated as a percentage of the executive’s 2010 base salary in effect on December 31, 2010 and based on the level of attainment of certain predetermined performance measures. The Subcommittee specified four performance measures under the 2010 Bonus Plan: (i) adjusted revenue, (ii) adjusted earnings before interest, taxes and amortization (“EBITA”), (iii) cash conversion percentage, and (iv) individual performance objectives. Under the 2010 Bonus Plan, the cash conversion percentage performance measure will replace the free cash flow measure used in the 2009 Bonus Plan. Cash conversion percentage is defined as adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) minus capital expenditures, divided by adjusted EBITDA. For all named executive officers, these measures are weighted 20%, 40%, 15% and 25%, respectively. The Subcommittee, in its sole discretion, may apply positive or negative adjustments to payouts to individual executives, including the CEO. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity of the lesser of (i) $3,000,000 for each executive officer or (ii) the amount established by the Adjusted Operating Income Formula for each of the executive officers participating in the 2010 Bonus Plan. Adjustments to revenue, EBITA, and EBITDA will be made to exclude the impact of foreign transactional foreign exchange gain or loss, the impact of any acquisitions or dispositions completed after January 31, 2010, stock compensation costs, and certain unbudgeted or one-time expenses.

The total bonus potential pursuant to the guidelines set forth in the 2010 Bonus Plan for the Company’s current named executive officers are as follows:

	2010 Executive Bonus Plan Potential (as a % of base salary on December 31, 2010)
Name	Threshold (Company Performance Measures are at Threshold)	Target (Company Performance Measures are at Target)	Maximum (Company Performance Measures are at Maximum)	Stretch (Company Performance Measures exceed Maximum)
R. D’Arcy	25%	100%	150%	200%
C. Sampson	13.33%	53.33%	80%	106.66%
J. King	16.67%	66.67%	100%	133.34%
M. Hepsworth	16.67%	66.67%	100%	133.34%
C. Williams	16.67%	66.67%	100%	133.34%

•	Payments for Company performance between the Threshold, Target, Maximum and Stretch levels are determined on a linear basis, based on the actual Company performance level achieved.

•

No payment will be made with respect to any Company performance measure if the Company fails to meet the threshold level for such Company performance measure. However, failure to meet the threshold level for one of the three Company performance measures will not affect a participant’s ability to receive a percentage of his or her target bonus potential based upon the attainment of any other Company performance measure or the participant’s individual performance objectives.

•

No payment will be made based on achievement of individual performance objectives unless at least one of the Company performance measure is met at the threshold level. Payments based on achievement of individual performance objectives will be determined by the Subcommittee in its sole discretion and may equal or exceed 25% of the target bonus potential.

•

Notwithstanding the level of attainment of any of the specified Company performance measures, actual bonus payments under the 2010 Bonus Plan may be increased or decreased by the Subcommittee in its sole discretion, provided that no such increase will exceed the lesser of (i) $3,000,000 or (ii) the amount established by the Adjusted Operating Income Formula for each of the executive officers (including the CEO).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION

Date: March 3, 2010	By:	/S/ RAYMOND L. D’ARCY
	Name:	Raymond L. D’Arcy
	Title:	President and Chief Executive Officer